                               CONTRACT SCHEDULE

 OWNER:  [John Doe]                         SEX:  [M]  AGE AT ISSUE: [50]

 JOINT OWNER:  [Jane Doe]                   SEX:  [F]  AGE AT ISSUE: [50]

 ANNUITANT:  [John Doe ]                    SEX:  [M]  AGE AT ISSUE: [50]

 CONTRACT NUMBER:  [12345678]               ISSUE DATE:  [February 15, 2001]

 PLAN TYPE: [Qualified, IRA, Non-Qualified, MATURITY DATE:  [February 15, 2046]
            SIMPLE IRA, SEP, ROTH IRA]

PRODUCTCLASS:  [Class AA, B, C, L, VA, or XC]

PURCHASEPAYMENT:  [$100,000.00]

[MAXIMUM DISABILITY WAIVER ATTAINED AGE: 65

MAXIMUM TERMINAL ILLNESS RIDER ISSUE AGE: 80

MAXIMUM NURSING HOME OR HOME HOSPITAL CONFINMENT RIDER ISSUE AGE: 80]

PURCHASEPAYMENTS: [We reserve the right to reject any Purchase Payment.]

Minimum Subsequent         [$500.00] [for both Non-Qualified and Qualified, unless you have elected an automatic sweep
Purchase Payment:          program.] [However, for IRAs, SEPs, SIMPLE IRAs and Roth IRAs, in order to avoid cancellation of the Contract, we will accept a Purchase Payment of at least $50 once in every
                           24 month period. We will also accept subsequent Purchase Payments as required under applicable law and federal tax law.]

Maximum Total

Purchase Payments:         [$1,000,000.00], without our prior approval.

[Purchase Payment Credits: [5%] of each purchase payment for cumulative purchase payments of less than $1,000,000.
                           [6%] of each purchase payment received when cumulative purchase payments are $1,000,000 or more.]

MINIMUM ACCOUNT VALUE:     [$2,000.00]

BENEFICIARY:               [As designated by you as of the Issue Date unless changed in accordance with the Contract provisions.]

PRODUCT CHARGES:

[Separate Account:         We assess certain daily charges equal on an annual basis to the percentages set out below of the average daily net asset value of each Subaccount of the Separate Account:

                           Mortality and Expense Charge: [1.25%]

                           Administration Charge: [0.25%]

                           [Death Benefit Rider Charge: [0.30%]]

                           [Additional Death Benefit Rider Charge: 0.25%]]

ACCOUNT FEE: The Account Fee is [$30.00] each Contract Year. During the Accumulation Period, on the
             Contract Anniversary the full Account Fee is deducted from each applicable Subaccount in the ratio that the Account Value in the Subaccount bears to the total Account Value in the
             Separate Account. On the Annuity Calculation Date, a pro-rata portion of the Account Fee will be deducted from the Account Value as described above. However, if your Account
             Value on the last day of the Contract Year or on the Annuity Calculation Date is at least
             [$50,000], then no Account Fee is deducted. If during the Accumulation Period, a total withdrawal is made, the full Account Fee will be deducted at the time of the total withdrawal.
             During the Annuity Period the Account Fee will be deducted regardless of the size of your
             Contract and it will be deducted pro-rata from each Annuity Payment.

[GMIB RIDER SPECIFICATIONS:

  GMIB Rider Effective Date:    [February 15, 2004]

          GMIB Rider Charge:    [0.75%]

           GMIB Income Date:    [February 15, 2014]

                  GMIB Rider    [Contract Anniversary on or following the Owner's (or oldest Joint Owner's or
           Termination Date:    Annuitant's if owner is a non-natural person) 85th birthday]

             Annual Increase
          Accumulation Rate:    [5%]

            Annuity Options:     (a)[Life Annuity with 10 Years of Annuity Payments Guaranteed.
                                    If you choose to start the Annuity Option after age 79, the year of the Guarantee
                                    Period component of the Annuity Option is reduced to: 9 years at age 80; 8 years at age 81; 7 years at age 82; 6 years at age 83; 5 years at ages 84 and 85.

                                 (b)Joint and Last Survivor Annuity with 10 Years of Annuity Payments Guaranteed.]

           Dollar-for-Dollar
      Withdrawal Percentage:    [5.00%]

Basis of GMIB Annuity Table:    [The GMIB Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback with interest at 2.50%.]]

Guaranteed Principal Option First          [10th Contract Anniversary]
Exercise Date:

Automatic Step-up Date :                   [ Each Contract Anniversary following an Automatic Step-up election]

GMIB Automatic Step-up Waiting             [1 year ]
Period:

Maximum Automatic Step-up Age :            [75]

Automatic Step-up Election Expiration      [7 years]
Date

Automatic Step-up GMIB Income Date         [10th Contract Anniversary following the date the most recent GMIB Automatic
                                           Step-up took effect]

Maximum Automatic Step-up Charge:          [1.50%]

Allocations and Transfers limited to the   [Metlife Defensive Strategy Portfolio, Metlife Moderate Strategy Portfolio,
following GMIB Investment Divisions:       Metlife Balanced Strategy Portfolio, Metlife Growth Strategy Portfolio]

[GUARANTEED WITHDRAWAL BENEFIT RIDER (GWB) SPECIFICATIONS:

GWB Effective Date:                                [February 15, 2004]

Initial Benefit Base:                              [$100,000.00 plus any applicable Purchase Payment Credit]

GWB Fee Rate:                                      [0.50%]

GWB Bonus Amount:                                  [5% for all purchase payments, 0% for resets ]

GWB Withdrawal Rate:                               [7%]

GWB Maximum Benefit Base:                          [N/A]

GWB Automatic Reset Date:                          [N/A]

GWB First Optional Reset Date:                     [5/th/ or subsequent Contract Anniversary provided that written notice has been received by the Company during the 30-day
                                                   period preceding such anniversary, subject to a Maximum Reset
                                                   Age]

GWB Optional Reset Waiting Period:                 [5 years]

Maximum Reset Age:                                 [85]

Maximum Optional Reset Fee Rate:                   [0.95%]

GWB Optional Reset Window Period:                  [30-day period ending on the day prior to the eligible Contract
                                                   Anniversary]

GWB Cancellation Window Period:                    [N/A]

Subacounts Not Available with GWB Rider            [N/A]

SEPARATE ACCOUNT:            [MetLife Investors Variable Annuity Account One]

ALLOCATION REQUIREMENTS:

1. [Currently, you can select from any of the Subaccounts or the Fixed Account (if a Fixed Annuity Rider has been issued). However, we reserve the right to limit this in the future.

2. Allocations must be in whole numbers. Each allocation must be at least [$500]. Allocations made pursuant to Pre-scheduled Transfer programs are not subject to this limitation. The current approved Pre-scheduled Transfer programs are Rebalancing program, Asset Allocation program and Dollar Cost Averaging program.

3. We reserve the right to restrict allocations to the Fixed Account if any of the following conditions exist: (a) the credited interest rate for the amount to be allocated is equal to the Minimum Guaranteed Interest Rate for the Fixed Account; (b) the Account Value in the Fixed Account equals or exceeds [$500,000]; or (c) a transfer was made out of the Fixed Account within the previous 180 days.]

TRANSFER REQUIREMENTS:

[Number Permitted: The maximum number of transfers per Contract Year shall be [12] (excluding transfers resulting from our Pre-scheduled Transfer programs). We reserve the right to waive from time to time this transfer limitation.

Subject to the Allocation Rules and the issuance of a Fixed Annuity Rider, during the Accumulation Period you may make transfers into the Fixed Account from the Subaccounts, subject to the maximum number of transfers per Contract Year as stated above. There are further limitations on transfers from the Fixed Account to the Separate Account as set forth below.

During the Annuity Period, you cannot make transfers from the General Account to the Subaccounts.

Transfer Fee: In the event that [12] transfers are made in a Contract Year, (excluding those related to our Pre-scheduled Transfer programs) we will deduct a Transfer Fee of [$25] for each additional transfer in such Contract Year. The Transfer Fee will be deducted from the Subaccount or Fixed Account from which the transfer is made. However, if the entire interest in an account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. We reserve the right to waive from time to time, the Transfer Fee.

Minimum and Maximum Amount to be Transferred: The minimum amount that may be transferred from a Subaccount is [$500], or your entire interest in the Subaccount, if less (excluding transfers resulting from our Pre-scheduled Transfer programs.

The minimum amount that may be transferred from the Fixed Account during the Accumulation Period is [$500], or your entire interest in the Fixed Account. Transfers out of the Fixed Account during the Accumulation Period shall be limited to the greater of (a) 25% of the Fixed Account Value at the beginning of the Contract Year, or (b) the amount transferred out of the Fixed Account in the prior Contract Year.]

WITHDRAWALS:

Withdrawal Charge: [A Withdrawal Charge is assessed against Purchase Payments withdrawn. The Withdrawal Charge is calculated at the time of each withdrawal. Each Purchase Payment is tracked from the date of its receipt. Amounts will be withdrawn from your Contract in the following order:

1. Earnings in the Contract (Earnings are equal to your Account Value less Purchase Payments not withdrawn); and then

2. The Free Withdrawal Amount described below, if any; then

3. Purchase Payments not previously withdrawn, in the order such Purchase Payments were made: the oldest Purchase Payment first, the next Purchase Payment second, etc. until all Purchase Payments have been withdrawn (First-in-First-out (FIFO) basis).

       Withdrawal Charges are determined in accordance with the following schedule:

                              WITHDRAWAL CHARGES

                       Number of Complete Years
                   from Receipt of Purchase Payment % Charge
                   -------------------------------- --------
                          [0                           8
                           1                           8
                           2                           8
                           3                           7
                           4                           6
                           5                           5
                           6                           4
                           7                           3
                           8                           2
                           9 and thereafter            0]

[Free Withdrawal Amount: Each Contract Year after the first, you can make a withdrawal of a portion of your Account Value free from any Withdrawal Charge. The Free Withdrawal Amount each Contract Year is equal to 10% of total Purchase Payments, less the total Free Withdrawal Amount previously withdrawn in the same Contract Year. This right is non-cumulative.]

Minimum Partial Withdrawal: [$500], or your entire interest in the Fixed Account or Subaccount]]

Minimum Withdrawal Value Which must Remain in the Contract after a Partial
Withdrawal: [$2,000]

ANNUITY REQUIREMENTS:

1. [The Annuity Date must be the first day of a calendar month. Unless otherwise designated by you, the Annuity Date will be the later of the first day of the calendar month following the Annuitant's 90th birthday or ten
   (10) years from the Issue Date.

2. For Variable Annuity Payments, the Variable Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback and an Assumed Investment Return (AIR) of 3.00%.

3. For Fixed Annuity Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback with interest at [3%]]

[FIXED ACCOUNT:

Initial Guarantee Period: [Through the end of the current calendar year]

Renewal Guarantee Period: [A calendar year]

Initial Current Interest Rate: [4.60%]

Minimum Guaranteed Interest Rate: [1.50%] annually

Initial EDCA Period:  12 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [4.00%]
Initial EDCA Period:  6 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [8.00%]
Initial EDCA Period:  3 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [9.00%]]

ANNUITY SERVICE OFFICE:
MetLife Investors USA Insurance Company
[P.O. Box 10366
Des Moines, Iowa 50306-0366
(800) 343-8496]









ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:
[Fixed Account Rider for Variable Annuity
Enhanced Dollar Cost Averaging Rider
Three Month Market Entry Rider
Death Benefit Rider (Principal Protection)
Death Benefit Rider (Annual Step-up)
Death Benefit Rider (Compounded Plus)
Guaranteed Minimum Income Benefit Rider - Living Benefit
Guaranteed Withdrawal Benefit Rider
Additional Death Benefit Rider - Earnings Preservation Benefit
Purchase Payment Credit Rider
Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider Waiver of Withdrawal Charge for Terminal Illness Rider
Waiver of Withdrawal Charge for Disability Rider
Individual Retirement Annuity Endorsement
Roth Individual Retirement Annuity Endorsement
SIMPLE Individual Retirement Annuity Endorsement]
401 Plan Endorsement
Tax Sheltered Annuity Endorsement
Unisex Annuity Rates Endorsement]